EXHIBIT 99.1

For Immediate Release

Westech Capital Corp. Reports Results for the Third Quarter 2004

AUSTIN, TEXAS, November 15, 2004 – Westech Capital Corp. (OTC BB: WSTH) today reported unaudited quarterly net loss of $539,000, or $0.36 per diluted share, on total revenues of $5.0 million for the quarter ended September 30, 2004 compared to a net income of $170,000, or $0.11 per diluted share, on total revenues of $5.6 million for the comparable quarter of 2003.

For the nine months ended September 30, 2004, total revenues were $18.6 million compared to $20.6 million for the same period in 2003, and net income was $324,000 compared to $709,000 for the same period in 2003. Earnings per diluted share for the nine months ended September 30, 2004 were $0.20 compared to $0.46 per diluted share for the same period in 2003.

President and Chief Operating Officer, Kurt J. Rechner, commented, “The net loss for the period was primarily due to market fluctuations in our securities held for investment. Earnings from our operating subsidiary, Tejas Securities Group, Inc., were actually greater than the comparable period in 2003. Tejas had another outstanding quarter for providing investment banking services related to PIPE transactions (Private Investment in Public Entities), and we continue to add to this business. We believe this segment of our business should continue to expand in the fourth quarter as evidenced by our closing last week of one of the largest all-equity PIPE transactions completed in the country this year.”

Chief Executive Officer, Mark Salter, added, “Our operating subsidiary, Tejas, continued to have positive earnings in light of slowing trends in both the stock and bond markets. The net loss was reflective of the market value of securities held for longer term investment. As Tejas continues to diversify its revenue streams, we are confident that we will continue to build on this operating momentum. Our industry specific research continues to identify successful opportunities for investing in special situations that have been appealing to our customer base.”

Company Information

Westech Capital Corp. is a holding company whose only operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas”). Tejas is engaged in the business of providing (1) brokerage services to retail and institutional customers, (2) high quality investment research to institutional and retail customers, (3) market-making activities in stocks traded on the Nasdaq National Market and other national exchanges, and (4) investment banking services. To learn more about Tejas, please visit the Company’s web site at www.tejassec.com.

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

WESTECH CAPITAL CORP. AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue:
Commissions from agency transactions	$817,857	522,952	3,192,303	1,400,057
Commissions from principal transactions	3,583,659	6,203,215	12,160,296	22,064,657
Underwriting and investment banking income	1,231,518	22,799	3,599,689	52,799
Net dealer inventory and investment income (loss), net of trading interest expense of $0, $22,566, $38,776, and $78,364, for the three and nine months ended September 30, 2004 and 2003, respectively	(731,133)	(1,144,975)	(537,203)	(2,873,391)
Other income	96,814	11,282	144,714	2,570

Total revenue	4,998,715	5,615,273	18,559,799	20,646,692

Expenses:
Commissions, employee compensation and benefits	3,691,186	3,838,694	12,401,013	14,877,021
Clearing and floor brokerage	81,669	181,472	387,468	439,615
Communications and occupancy	500,785	495,492	1,437,630	1,567,491
Professional fees	709,367	313,575	1,631,339	897,538
Interest, including $23,288, $0, $23,288 and $32,232 for the three and nine months ended September 30, 2004 and 2003, respectively, to related parties	57,823	16,421	114,240	91,380
Other	772,858	468,827	1,924,419	1,549,900

Total expenses	5,813,688	5,314,481	17,896,109	19,422,945

Income (loss) before income tax expense (benefit)	(814,973)	300,792	663,690	1,223,747
Income tax expense (benefit)	(276,423)	130,936	339,775	514,471

Net income (loss)	$(538,550)	169,856	323,915	709,276

Earnings (loss) per share:
Basic	$(0.36)	0.11	0.21	0.47

Diluted	$(0.36)	0.11	0.20	0.46

Weighted average shares outstanding:
Basic	1,513,024	1,512,024	1,512,357	1,512,024

Diluted	1,513,024	1,605,150	1,735,133	1,543,066